Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

On December 29, 2010, Vincent Pilette, an individual (“Executive”), and Electronics For Imaging, Inc. (“the Company”), hereby enter into an Executive Employment Agreement (the “Agreement”).

1.	Position.

Executive will be employed as the Chief Financial Officer effective January 1, 2011 (the “Effective Date”). Executive and the Company may mutually agree to change Executive’s position(s) or title(s), and the Company may from time to time alter the duties, responsibilities or functions initially associated with the position(s).

2.	Primary Duties.

Executive will perform such duties and functions as are generally associated with the position of Chief Financial Officer as well as such other specific duties and functions that are reasonably assigned to him from time to time by the Company’s Chief Executive Officer.

3.	Base Salary.

Beginning on the Effective Date, Executive will receive an annual base salary of $350,000, which will be paid in accordance with the Company’s regular payroll practices, and which will be subject to withholding required by law. Thereafter, Executive’s annual base salary will be reviewed periodically to determine whether, in the Board of Director’s or it’s Delegate Committee (the “Board) sole discretion, Executive’s base salary should be changed.

4.	Management Bonus Program.

Beginning on the Effective Date, Executive will be eligible to participate in the Company’s annual management bonus program for executives under which he will be eligible to receive a bonus based on a percentage of his annual base salary and the achievement of performance targets established by the Board at the beginning of the year. The award and payment of the executive bonus will be governed by the terms of the applicable management bonus program. The Board shall have the sole discretion to change or eliminate its management bonus program, to determine whether Executive is entitled to any such bonus and to determine the amount of any such bonus. Except as provided in Section 9.a, if Executive’s employment terminates for any reason prior to the end of the calendar year, Executive’s entitlement to any portion of the executive bonus or commission for that year will be determined pursuant to the then applicable management bonus program.

5.	Executive Benefits.

Executive will be eligible to participate in any employee benefit plans or programs as in effect from time to time, including but not limited to group medical benefits and 401(k) plan, maintained or established by the Company to the same extent as other employees at Executive’s level within the Company, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any person or committee administering such plan or program.

If Executive becomes entitled to any Severance Pay or Change of Control Severance Pay (as defined in section 9.a), the Company shall (i) continue to fully subsidize Executive’s health insurance coverage under Part 6 of Title I of ERISA (“COBRA”) for the lesser of (x) the period of COBRA continuation coverage applicable to the Executive, or (y) the duration of the Severance Pay or Change of Control Severance Pay and (ii) provide outplacement services to the Executive for a minimum of one (1) week of onsite counseling and ninety (90) days of counseling follow-ups (subject to a maximum of $35,000).

6.	Equity.

Executive may periodically be granted equity awards based on his performance.

7.	Other Obligations.

Executive will be subject to and agrees to adhere to all policies and procedures of the Company, as amended from time to time, applicable to Executive’s position or level within the Company. Executive’s employment agreement is conditioned upon Executive’s faithful observance of the Company’s Employment, Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”), a copy of which is attached.

8.	At-Will Employment.

Executive’s employment with the Company is for no specified duration and is at-will. Either Executive or the Company may terminate Executive’s employment or the terms of his employment at any time and for any reason, with or without cause and with or without notice. The at-will nature of Executive’s employment with the Company may be altered only in writing expressly so stating signed by the Company’s Chief Executive Officer. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of the termination of Executive’s employment.

9.	Termination of Employment.

a.	Termination Before and After a Change of Control Without Cause or By Executive for Good Reason or for Good Reason Outside of a Change of Control.

(i)	Termination Before a Change of Control by the Company Without Cause or by the Executive for Good Reason Outside of a Change of Control. If, before a Change of Control (as defined in section 9(f)) or more than 24 months after a Change of Control, the Company terminates Executive’s employment Without Cause (as defined in section 9.d) or Executive voluntarily terminates his or her employment for Good Reason Outside of a Change of Control (as defined in section 9(f)), provided that the termination of Executive’s employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), the Executive shall be entitled to the following: (i) an amount equal to (A) eighteen (18) months of his then-existing base salary, plus (B) an amount equal to the bonus the Executive would have earned had he been employed by the Company at the end of the calendar year in which such Separation from Service occurred based on actual Company performance for that year multiplied by a fraction (x) the numerator of which is the number of completed months in that year through the date of such Separation from Service, and (y) the denominator of which is twelve (12) (the “Current Bonus”) (in total, the “Severance Pay”), (ii) the equity acceleration or extension of vesting benefits, as the case may be, described below in this Section 9.a(i).

In such circumstances, in addition to Executive’s equity awards (such as Restricted Stock Awards, Restricted Stock Units and the like) and stock options that were granted by the Company and vested immediately prior to such termination, the vesting of additional equity awards and options that were granted by the Company to Executive and are outstanding and otherwise unvested immediately prior to such termination and are subject to only time-based (as opposed to performance-based) vesting conditions shall accelerate and become immediately vested and exercisable by the Executive or the Executive’s estate, as if the Executive had remained continuously employed for a period of six (6) months following such termination (and if any of such awards vest other than on a monthly basis, the appropriate credit shall be given as if the vesting accrued monthly).

In addition, as to any equity awards and options that were granted by the Company to Executive and are outstanding and otherwise unvested immediately prior such termination and are subject to performance-based vesting conditions measured by the average per-share closing price of the Company’s common stock, vesting of such awards shall be extended and the share price shall continue to be measured as if the Executive had remained continuously employed for a period of six (6) months following such termination.

In addition, as to any equity awards and options that were granted by the Company to Executive and are outstanding and otherwise unvested immediately prior to such termination and are subject to any other performance-based vesting conditions, such awards shall continue to remain outstanding and unvested through the Determination Date or equivalent, as the case may be, and shall vest and become exercisable by the Executive or the Executive’s estate upon the review of the performance goals and confirmation that the vesting conditions have been satisfied (the “Determination Date”) by the Company or authorized committee, as the case may be, with the number of shares underlying such award or options vesting as determined by the Company or such committee, multiplied by a fraction (x) the numerator of which is the number of completed months in that year through the date of such Separation from Service plus six (6) but under no circumstances shall the numerator exceed twelve (12), and (y) the denominator of which is twelve (12); provided, however, that any options vested on such Determination Date shall remain exercisable for the earlier of the period prescribed in the Executive’s applicable stock option agreement or the expiration of its term; provided further, that should the term of any option occur prior to the Determination Date, such option shall terminate according to its term; and provided further that in the event of a Change of Control (as defined in section 9.f hereto) occurring between the date of termination of employment and the Determination Date, the Company or its successor shall have the right to terminate such equity awards and options.

The Severance Pay other than the Current Bonus amount will be paid in a lump sum payment on the date that is sixty (60) days following the Executive’s Separation from Service, and the Current Bonus portion of Executive’s Severance Pay, if any, shall be payable following the Company’s determination with regard to whether the performance targets in respect of such bonus have been attained and in any event no later than two and one half (2-1/2) months following the calendar year in which Executive terminates employment. The Company is not obligated to pay the Severance Pay and accelerate the vesting of Executive’s options and other equity awards unless the Executive signs and delivers to the Company’s Chief Executive Officer (within twenty-one (21) days after the date of Executive’s termination of employment) a “Separation Agreement and Full Release Of All Claims” in the form of the attached agreement and the release becomes irrevocable.

(ii)	Termination After Change of Control by the Company Without Cause or by the Executive for Good Reason. If within twenty-four (24) months following a Change of Control (as defined in section 9.f), Executive’s employment with the Company is terminated by the Company Without Cause or is voluntarily terminated by Executive for Good Reason (as defined in section 9.e), provided that the termination of Executive’s employment constitutes a Separation from Service, Executive will receive the following: (i) an amount equal to (A) twenty-four months of base salary, plus (B) the bonus the Executive would have earned had he been employed by the Company at the end of the calendar year (and as if 100% of the performance targets, if any, were attained), with the amounts described in both (A) and (B) payable in a lump sum on the date that is sixty (60) days following the Executive’s Separation from Service, (ii) in addition to Executive’s stock options that were vested immediately prior to such termination, the vesting of additional options shall accelerate in full and become exercisable by the Executive or the Executive’s representative, as the case may be, and such Stock Options shall be exercisable until the earlier of either: (a) one (1) year from the termination date or (b) the date the stock options would have expired pursuant to their original terms on the date of grant or been terminated in connection with a Change of Control or similar event, and (iii) in addition to Executive’s equity awards other than options (such as Restricted Stock Awards, Restricted Stock Units and the like) that were vested immediately prior to such termination, all of the Executive’s other equity awards shall become fully vested and nonforfeitable (assuming the maximum level of performance in the case of any such outstanding equity awards with performance-based vesting conditions). This obligation to pay Executive the Change of Control Severance Pay will be binding on the successor entity following the Change of Control, but shall remain an obligation of the Company if the successor entity fails to discharge it; provided, however, the Company is not obligated to pay the Change of Control Severance Pay and accelerate the vesting of Executive’s options and other equity awards in the event of a Change of Control unless the Executive signs and delivers to the Company’s Chief Executive Officer or President (within twenty-one (21) days after the date of Executive’s termination of employment) a “Separation Agreement and Full Release Of All Claims” in the form of the attached agreement and the release becomes irrevocable.

(iii)

Section 409A Delay. Notwithstanding any provision to the contrary in the Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” (within the meaning of Section 409A of the Code and regulations promulgated thereunder), to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 9.a.iv shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

b.	Other Terminations. If Executive’s employment with the Company terminates for any reason other than in the circumstances described in Section 9.a.i or 9.a.ii above (including a termination for Cause or due to Executive’s death or disability), then Executive will (i) receive the base salary through the date of termination of employment and (ii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreements(s) or as may be required by law (for example, “COBRA” coverage under Section 4980B of the Code).

c.	Cause. For all purposes under this Agreement, a termination for “Cause” shall mean a determination by the Company that the Executive’s employment with the Company is terminated for any of the following reasons: (i) the Executive’s willful act of fraud, embezzlement, dishonesty or other misconduct; (ii) the Executive’s willful failure to perform his duties to the Company, failure to follow Company policies as set forth in writing from time to time, or failure to follow the legal directives of the Company (other than failure to meet performance goals, objectives or measures), that is not corrected within thirty (30) days following written notice thereof to the Executive by the Executive’s supervisor or the Company’s Chief Executive Officer, such notice to state with specificity the nature of the failure; (iii) the Executive’s material misappropriation of any material asset of the Company; (iv) the Executive conviction of, or a plea of “Guilty” or “No Contest” to a felony; (v) Executive’s use of alcohol or drugs so as to interfere with the performance of his duties; (vi) the Executive’s willful unauthorized use or disclosure of any proprietary information, customer lists or trade secrets of the Company or its affiliates or a breach by Executive of confidentiality agreement(s) with the Company; (vii) conduct which, in the Company’s determination, is a material violation of Executive’s fiduciary obligations to the Company; or (viii) intentional material damage to any property of the Company.

d.	Without Cause. For all purposes under this Agreement, a termination of the Executive’s employment by the Company “Without Cause” shall mean a termination by the Company in the absence of “Cause”, as defined above.

e.	Good Reason. For all purposes under this Agreement, “Good Reason” for the Executive’s resignation will exist if he resigned from employment with the Company, unless otherwise agreed to in writing by the Executive, within 60 days after the initial occurrence of any of the following that is not corrected within thirty (30) days following written notice thereof to the Company by the Executive such notice to state with specificity the nature of the failure: (i) any material reduction in his Base Salary or target bonus in local currency of 10% or more (excluding any voluntary reductions); (ii) any material reduction in his benefits, including the termination of this Agreement by the Company without the written consent of the Executive; (iii) a change in his position with the Company or successor company that materially reduces his duties and responsibilities; (iv) a material office relocation of more 30 miles further from the Executive’s primary residence; or (v) any other material breach by the Company of its obligations to the Executive under this Agreement.

f.	Good Reason Outside of a Change of Control. For all purposes under this Agreement, “Good Reason Outside of a Change of Control” for the Executive’s resignation will exist if he resigned from employment with the Company, unless otherwise agreed to in writing by the Executive, within 60 days after the initial occurrence of any of the following that is not corrected within thirty (30) days following written notice thereof to the Company by the Executive such notice to state with specificity the nature of the failure: (i) any material reduction in his Base Salary or target bonus in local currency of 20% or more (excluding any voluntary reductions); (ii) a change in his position with the Company that materially reduces his duties and responsibilities, including the termination of this Agreement by the Company without the written consent of the Executive (it being understood that the non-renewal of this Agreement under Section 13 below shall not constitute a termination of this Agreement by the Company without the written consent of the Executive); (iv) a material office relocation of more 60 miles further from the Executive’s primary residence; or (v) any other material breach by the Company of its obligations to the Executive under this Agreement.

g.	Change of Control. For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(A) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a plan of complete liquidation of the Company approved by the stockholders of the Company, or (C) the disposition by the Company (in a sale, transaction or other corporate event, or series of related sales, transactions or related corporate events) of all or substantially all of the Company’s assets (on a consolidated basis) unless, in the case of a transaction or event referred to in clause (C), immediately after such transaction the assets that are sold or otherwise disposed of are owned by an entity that is owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s common stock immediately preceding such transaction or event.

10.	Non-Solicitation.

During the Executive’s Employment Term, Executive, directly or indirectly, whether as an employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venture or otherwise, will not engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company or products or services which the Company has under development or which are the subject of active planning. Executive is not prohibited from purchasing equities or derivatives in any publicly traded any company.

For a period of twelve (12) months following the date the Executive ceases to be employed with the Company for any reason (the “Restricted Period”), the Executive will not (i) directly or indirectly through any other person induce or attempt to induce any employee or independent contractor of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) directly or indirectly make any statement that disparages the Company or any of its affiliates or has the purpose or effect of harassing or disrupting the business of the Company or any of its affiliates.

During the Restricted Period, the Executive will not directly or indirectly through any other person solicit, influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any affiliate of the Company to divert their business away from the Company or such affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

The Executive acknowledges that, in the course of his employment with the Company and/or its affiliates, he has become familiar, or will become familiar, with the trade secrets of the Company and its affiliates and with other confidential and proprietary information concerning the Company and its affiliates and that his services have been and will be of special, unique and extraordinary value to the Company and its affiliates. The Executive agrees that the foregoing nonsolicitation covenants are reasonable and necessary to protect the trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations of the Company and its affiliates.

11.	Written Amendment or Modification; Waiver.

Except as provided in this paragraph, this Agreement may be altered, modified, or amended only by a writing signed by Executive and the Company’s Chief Executive Officer or President of the Company expressly acknowledging that it is altering, modifying or amending the Agreement. No modification, waiver or discharge of this Agreement will be effective unless in writing signed by the Executive and by the Company’s Chief Executive Officer or President of the Company. No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time.

12.	Successors and Assigns.

This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and assigns. This Agreement is specific to Executive and may not be assigned or substituted for without the express written consent of the Company’s Chief Executive Officer or President of the Company.

13.	Term.

The term of this Agreement shall begin on the Effective Date and continue until the third anniversary of the Effective Date and will automatically be renewed for one (1) year periods thereafter unless terminated by either party upon sixty (60) days written notice prior to the expiration of the term as then in effect and unless otherwise terminated in accordance with the terms thereof.

14.	Entire Agreement.

This Agreement, and the attached Confidential Information Agreement, sets forth the entire agreement and understanding between the Company and Executive relating to its subject matter, is fully integrated and supersedes all prior of contemporaneous discussions, representations, and agreements, whether oral or in writing, between the parties on that subject matter.

15.	Governing Law; Consent to Personal Jurisdiction.

This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof. Executive hereby expressly consents to personal jurisdiction in the State and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his then-current residence or domicile.

16.	Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

17.	Tax Matters.

All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes. It is intended that the terms of this Agreement will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Agreement shall be construed and interpreted consistent with that intent.

18.	Clawback Rules and Policy.

This Agreement and all forms of compensation referred to in this Agreement are subject to the “clawback” provisions of applicable law, rules and regulations as well as any Company clawback policy, as each may be adopted and in effect from time to time.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer.

Electronics For Imaging, Inc.

By:	/s/ Guy Gecht	Date:	12/29/2010

Title:	CEO

Executive:

/s/ Vincent Pilette		Date:	12/31/2010